Ex. 10.2

Employment Agreement

     This Employment Agreement (this “Agreement”) is entered into as of this day of May 1, 2008, by and among Tidelands Bancshares, Inc., a South Carolina corporation (the “Corporation”), Tidelands Bank, a South Carolina-chartered bank and wholly owned subsidiary of Tidelands Bancshares, Inc. (the “Bank”), and Robert H. Mathewes Jr., Executive Vice President and Senior Commercial Banker of the Corporation and the Bank (the “Executive”). The Corporation and the Bank are referred to in this Agreement individually and together as the “Employer.”

     Whereas, the Executive possesses unique skills, knowledge, and experience relating to the Employer’s business and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Employer and affiliates,

     Whereas, the Employer and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment,

     Whereas, the Executive and the Corporation are parties to an Amended and Restated Employment Agreement but the Executive, the Corporation, and the Bank intend that this Agreement supersede and replace the Amended and Restated Employment Agreement in its entirety, and

     Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Employer or any affiliates are concerned.

     Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

Employment

     1.1     Employment. Effective on the date and for the term specified in section 1.3, the Employer hereby employs the Executive to serve as Executive Vice President and Senior Commercial Banker according to the terms and conditions of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement.

     1.2     Duties. As Executive Vice President and Senior Commercial Banker, the Executive shall serve in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Without the written consent of the Corporation and the Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

     1.3     Term of Employment. The initial term of employment under this Agreement shall be a three-year period commencing on May 1, 2008. At the end of each day the term of this Agreement shall automatically extend for one additional day so that the entire term remains a term of three years. However, at any time the Employer or the Executive may provide written notice to the other that the term of this Agreement shall be fixed to a finite term ending three years after the date of the notice, without extension. If the Employer or the Executive gives written notice that the term shall be fixed at three years, this Agreement shall nevertheless remain in force until the end of the fixed term. The Employer’s decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance or other benefits under Articles 4 or 5 of this Agreement. Unless sooner terminated, the Executive’s employment and the term of this Agreement shall terminate when the Executive attains age 65.

Article 2

Compensation and Benefits

     2.1     Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $189,800, payable in accordance with the Employer’s pay practices. The Executive’s salary shall be reviewed annually by the Employer’s board of directors or by the board committee having jurisdiction over executive compensation. The Executive’s salary shall be increased no less frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

     2.2     Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation any stock-based compensation, option, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted during the term of this Agreement and plans providing pension, retirement, welfare, medical, dental, disability, and group life benefits, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for the plans or benefits. Without limiting the generality of the foregoing

     (a)     Use of automobile. The Executive shall have the use of an automobile leased or titled in the Employer’s name for use by the Executive to carry out the Executive’s duties for the Employer, the insurance and maintenance expenses of which shall be paid by the Employer. As additional compensation, the Executive may use such automobile for personal purposes, provided that the Executive renders an accounting of business and personal use to the Employer in accordance with regulations under the Internal Revenue Code of 1986, as amended.

     (b)     Club dues. During the term of this Agreement, the Employer shall pay or cause to be paid the Executive’s membership dues in civic clubs. Without limiting the generality of the foregoing, the Executive shall be reimbursed for dues and expenses associated with membership in and use of the private country club of the Executive’s choice in Charleston County.

     (c)     Reimbursement of business expenses. Upon submission of appropriate documentation by the Executive, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the Executive’s obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Except for club dues under section 2.2(b), to be reimbursable each expense must be of a nature qualifying it as a proper deduction on the Employer’s income tax returns as a business expense rather than deductible compensation to the Executive. The records and other documentary evidence submitted by the Executive to the Employer with each request for reimbursement shall be in the form required by applicable statutes and regulations issued by appropriate taxing authorities for the substantiation of expenditures as deductible business expenses of the Employer rather than deductible compensation to the Executive.

(d)     Insurance premiums. At no expense to the Executive, the Employer will pay the Executive’s family yearly medical, dental, vision, and disability insurance premiums.

     2.3     Vacation. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer.

     2.4     Taxes. All compensation of the Executive shall be subject to withholding and other employment taxes imposed by federal, state, and local law.

Article 3

Employment Termination

     3.1     Termination Because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to the Employer, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the Executive’s death the Employer shall provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

     (b)     Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform those duties for 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability. If the Executive is terminated by either of the Corporation or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments to the Executive under this section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

     3.2     Involuntary Termination with Cause. The Employer may terminate the Executive’s employment with Cause. If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is terminated with Cause by either of the Corporation or the Bank, the Executive shall be deemed also to have been terminated with Cause by the other. For purposes of this Agreement “Cause” means any of the following –

     1)     an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment. For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Employer’s best interests, or

     2)     intentional violation of any law or significant policy of the Employer that, in the Employer’s sole judgment, has an adverse effect on the Employer, or

     3)     the Executive’s gross negligence or gross neglect of duties in the performance of duties, or

     4)     intentional wrongful damage by the Executive to the business or property of the Employer, including without limitation the Employer’s reputation, which in the Employer’s sole judgment causes material harm to the Employer, or

     5)     a breach by the Executive of fiduciary duties or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

     6)     a breach by the Executive of this Agreement that, in the Employer’s sole judgment, is a material breach, which breach is not corrected by the Executive within ten days after receiving written notice of the breach, or

     7)     removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

     8)     conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for seven consecutive days or more, or

     9)     the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

     3.3     Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

     3.4     Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 90 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to the Employer as provided in paragraph (b), the Executive may terminate employment with Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if the conditions stated in both paragraphs (a) and (b) are satisfied –

     (a)     a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

     1)     a material diminution of the Executive’s Base Salary, or

     2)     a material diminution of the Executive’s authority, duties, or responsibilities, or

     3)     a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, or

     4)     a material diminution in the budget over which the Executive retains authority, or

     5)     a material change in the geographic location at which the Executive must perform services for the Employer, or

     6)     any other action or inaction that constitutes a material breach by the Employer of this Agreement.

     (b)     the Executive must give notice to the Employer of the existence of one or more of the conditions described in paragraph (a) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in paragraph (a) must occur within 24 months after the initial existence of the condition.

Article 4

Severance Compensation

     4.1     Cash Severance after Termination Without Cause or Termination with Good Reason. (a) Subject to the possibility that cash severance after employment termination might be delayed under section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, 30 days after employment termination the Employer shall pay to the Executive in a single lump sum cash in an amount equal to (x) three times the Executive’s Base Salary on the date notice of employment termination is given, without discount for the time value of money, plus (y) any bonus earned by the Executive or accrued by the Employer on behalf of the Executive through the date employment termination becomes effective (including any amounts awarded but that have not vested when termination becomes effective) and a pro rata share of any bonus for the year in which termination becomes effective. The Employer and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

     (b)     If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if the cash severance payment under section 4.1(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s cash severance payment under section 4.1(a) shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

     4.2     Post-Termination Insurance Coverage. (a) Subject to section 4.2(b), if the Executive’s employment terminates involuntarily but without Cause, voluntarily but with Good Reason, or because of disability, the Employer shall continue or cause to be continued at the Employer’s expense and on behalf of the Executive and the Executive’s dependents and beneficiaries medical, dental, and hospitalization insurance coverage as in effect during and in accordance with the same schedule prevailing in the 12 months preceding the date of the Executive’s termination. The insurance benefits provided by this section 4.2(a) shall be reduced if the Executive obtains disability, medical, dental, and hospitalization insurance benefits through another employer, or eliminated entirely if the other employer’s insurance benefits are equivalent or superior to the benefits provided under this section 4.2(a). If the insurance benefits are reduced, they shall be reduced by an amount such that the Executive’s aggregate insurance benefits for the period specified in this section 4.2(a) are equivalent to the benefits to which the Executive would have been entitled had the Executive not obtained disability, medical, dental, and hospitalization insurance benefits through another employer. The medical, dental, and hospitalization insurance coverage shall continue until the first to occur of (w) the Executive’s return to employment with the Employer or another employer providing equivalent or superior insurance benefits, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates. This section 4.2 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical and life insurance benefits.

     (b)     If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.2(a) the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Executive attains age 65. The lump-sum payment shall be made 30 days after employment termination or, if section 4.1(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

     4.3     Release. The Executive shall be entitled to no compensation or other benefits under this Article 4 unless the Executive enters into a release in form satisfactory to the Executive and the Employer acknowledging the Employer’s and the Executive’s remaining obligations and discharging both parties, as well as the Employer’s officers, directors, and employees for their actions for or on behalf of the Employer, from any other claims or obligations arising out of the Executive’s employment by the Employer, including the circumstances of the Executive’s employment termination. The non-compete and other covenants contained in Article 7 of this Agreement are not contingent on the Executive entering into a release under this section 4.3 and shall be effective regardless of whether the Executive enters into the release.

Article 5

Change in Control Benefits

     5.1     Change in Control Benefits. (a) If a Change in Control occurs during the term of this Agreement the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s annual compensation. For this purpose annual compensation means (x) the Executive’s Base Salary when the Change in Control occurs plus (y) any bonus or incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans and annual compensation shall not include any compensation earned in the Executive’s capacity as a director. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this section 5.1(a) is payable within five business days after the Change in Control. The Executive shall be entitled to benefits under this section 5.1(a) on no more than one occasion. If the Executive receives payment under this section 5.1(a) the Executive shall not be entitled to any cash severance benefits under section 4.1 of this Agreement after employment termination.

     (b)     If a Change in Control occurs during the term of this Agreement the Employer shall cause the Executive to become fully vested in awards under any stock option, stock incentive, or other non-qualified plans, programs, or arrangements in which the Executive participated if (x) the plan, program, or arrangement does not address the effect of a change in control or termination after a change in control and (y) award vesting occurs automatically with the passage of time or years of service. Accelerated vesting in or entitlement to awards shall not occur under this section 5.1(b) in the case of any award for which vesting or entitlement is based on achievement of performance conditions, whether the conditions have to do with individual performance or corporate performance measures, including but not limited to stock price or financial statement or other financial measures.

     5.2     Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

     (a)     Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

     (b)     Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

     (c)     Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

     5.3     Gross-Up for Taxes. (a) Additional payment to account for Excise Taxes. If the Executive receives the lump-sum payment under section 5.1 of this Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the “Excise Tax”), the Employer shall pay or cause to be paid to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in section 5.1.

     Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1)     Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s employment termination (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Employer, any person whose actions result in a Change in Control, or any person affiliated with the Employer or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Employer as of the date immediately before the Change in Control (the

         “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the “base amount” (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

2)     Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

3)     Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

     Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the Change in Control or employment termination, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

     Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated, the Executive shall repay to the Employer – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

     If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Employer shall make an additional payment to the

Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

     (b)     Responsibilities of the Accounting Firm and the Employer. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of section 5.3(a), all determinations required to be made under this section 5.3(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days after receipt of notice from the Employer or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Employer.

     Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. The Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

     Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

     Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Employer and the Executive. Because of the uncertainty when the Determination is made about whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Employer (“Underpayment”) or that a Gross-Up Payment Amount will be made that should not have been made by the Employer (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to pay additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Employer to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 5.3(a), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Employer. Provided that the Executive’s expenses are reimbursed by the Employer, the Executive shall cooperate with any reasonable requests by the Employer in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

     Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determination required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

Article 6

Confidentiality and Creative Work

     6.1     Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of the Employer’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

     (a)     the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

     (b)     the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

     (c)     the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

     (d)     trade secrets, as defined from time to time by the laws of the State of South Carolina.

     However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

     6.2     Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

     6.3     Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement and in the course and scope of the Executive’s duties hereunder, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

     6.4     Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will be suffered by the Employer if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

     6.5     Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement the term “affiliate” includes the Corporation, the Bank, and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation or the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

Article 7

Competition After Employment Termination

     7.1     Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Employer for two years after the Executive’s employment termination.

     7.2     Covenant Not to Compete. (a) Without advance written consent of the Employer, the Executive covenants and agrees not to compete directly or indirectly with the Employer for two years after employment termination, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Employer seeks by litigation to enforce this covenant not to compete. For purposes of this section –

                      (1)     the term “compete” means

                                  (a)     providing financial products or services on behalf of any financial institution for any person residing in the territory,

                                  (b)     assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

                                   (c)     inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

                       (2)     the phrase “compete directly or indirectly” means –

                                    (a)     acting as a consultant, officer, director, independent contractor, incorporator, organizer, or employee of any financial institution in competition with the Employer in the territory, or

                                    (b)     ownership of more than 5% of the voting shares of any financial institution in competition with the Employer in the territory, or

                                    (c)     communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer at the Executive’s employment termination.

                  (3)     the term “customer” means any person to whom the Employer is providing financial products or services on the date of the Executive’s employment termination.

                 (4)     the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, including a financial institution in organization, the business of which is or will be engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or its affiliated corporations.

                  (5)     “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related to and a proper incident to banking.

                  (6)     the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

                  (7)     the term “territory” means all of Charleston, Dorchester, and Berkeley Counties in South Carolina and the area within a 50-mile radius of any full-service banking office of the Bank on the date of the Executive’s employment termination.

     (b)     If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including without limitation the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provision, as modified, is legal and enforceable to the fullest extent permitted under applicable law.

     7.3     Remedies. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 7. Accordingly, the Executive agrees that the Employer’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any severance benefits under sections 4.1 and 4.2 of this Agreement, and (z) a suit in equity by the Employer to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other remedies for the breach or threatened breach.

     7.4     Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall be null and void if a Change in Control occurs before employment termination.

Article 8

Miscellaneous

     8.1     Successors and Assigns. (a) This Agreement is binding on the Employer’s successors. This Agreement shall be binding upon the Employer and any successor, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

     (b)     This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

     (c)     This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

     8.2     Governing Law, Jurisdiction, and Forum. This Agreement shall be construed under and governed by the internal laws of the State of South Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina. By entering into this Agreement, the Executive agrees to be subject to the jurisdiction of both the federal and state courts in the State of South Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Charleston County, South Carolina or in the federal court having jurisdiction in Mount Pleasant, South Carolina. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

     8.3     Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the Executive’s employment. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Agreement supersedes in its entirety the Amended and Restated Employment Agreement entered into by the Executive and the Employer, as the same may have been amended or supplemented. The Amended and Restated Employment Agreement shall hereafter be void and of no force or effect.

     8.4     Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of notice, and properly addressed to the Employer if addressed to the Board of Directors, Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.

     8.5     Severability. In the case of conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

     8.6     Captions and Counterparts. Captions in this Agreement are included solely for convenience and do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     8.7     No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided by this Agreement by seeking other employment. Moreover, the amount of any payment provided by this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

     8.8     Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     8.9     Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement, or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this section 8.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 8.9, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees provided by this section 8.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Despite anything in this Agreement to the contrary, however, the Employer shall not be required to pay or reimburse Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

     8.10     Consultation with Counsel and Interpretation of this Agreement. The Executive acknowledges and agrees that the Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement, or the Executive has chosen not to have the assistance of counsel. Both the Employer and the Executive have participated in the negotiation and drafting of this Agreement and they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation thereof is an issue.

     8.11     Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

     In Witness Whereof, the parties have executed this Agreement as of the date first written above.

Executive	Tidelands Bank

/s/ Robert H. Mathewes Jr.	By: /s/ Robert E. Coffee Jr.
Robert H. Mathewes Jr.	Robert E. Coffee Jr.
Its: President and CEO

Tidelands Bancshares, Inc.

By: /s/ Robert E. Coffee Jr.
Robert E. Coffee Jr.
Its: President and CEO

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